Exhibit 99.7

NEWS RELEASE
FOR IMMEDIATE RELEASE

PROF. ZHI-XIN WANG, Ph.D. JOINS
SINOBIOMED INC. AS A DIRECTOR

TSINGHUA UNIVERSITY SCIENTIST INTERNATIONALLY
RECOGNIZED FOR EXPERTISE IN ENZYMOLOGY

Shanghai, China - May 15, 2007 - Sinobiomed Inc. (“Sinobiomed”, or the “Company”) (OTCBB: SOBM) is pleased to announce that Professor Zhi-Xin Wang of the Department of Biological Sciences and Biotechnology at Beijing’s Tsinghua University has joined Sinobiomed’s Board of Directors. Tsinghua is generally ranked as China’s leading university for science and engineering.

Prof. Wang, globally recognized for his expertise in enzymology, has published 68 articles in English in international scientific journals. He is the Chair of the Chinese Society of Biochemistry and Molecular Biology, and a member of the Chinese Society of Biophysics as well as the Chinese Academy of Sciences.

“Sinobiomed is very fortunate to have a scientist of Prof. Wang’s stature accept membership on the Board,” said Company President and CEO Ban Jun Yang. “His knowledge and relationships will be invaluable in expanding and strengthening Sinobiomed’s research and development capabilities.”

After receiving his Ph.D. at China’s Institute of Biophysics and teaching there and at Tsinghua University, Prof. Wang undertook postdoctoral study in the U.S. at Cornell University and North Dakota State University. Upon his return, he served as a Professor at the Institute of Biophysics, Academia Sinica, and as a Director at both the National Laboratory of Biomacromolecules and the Institute of Biophysics, Academia Sinica, before returning to Tsinghua in 2004.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. Sinobiomed also has proven expertise in recombinant protein manufacturing technology and a patented low-cost, high-yield production process to enhance bioactivity and guarantee the highest levels of purity. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.